UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Baughman, Frederick P.
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   3/3/2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Corporate Controller and Chief Accounting Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |1,325                 |D(1)            |                                               |
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Common Stock                               |828(2)                |I               |401(k) plan                                    |
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Common Stock                               |91                    |I               |(3)                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|2/21/96  |2/20/01  |Common Stock           |2,120    |10.3594   |D(4)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|2/20/97  |2/19/02  |Common Stock           |1,488    |16.1250   |D(4)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|2/18/98  |2/17/03  |Common Stock           |1,102    |22.6563   |D(4)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|2/17/99  |2/16/04  |Common Stock           |1,220    |18.6250   |D(4)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|2/16/00  |2/15/05  |Common Stock           |2,460    |16.2500   |D(5)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|6/20/01  |6/19/06  |Common Stock           |2,000    |26.4063   |D(5)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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Employee Stock Options (|6/19/98- |6/18/07  |Common Stock           |3,000    |52.4375   |D(6)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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                        |6/19/00  |         |                       |         |          |             |                           |
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Employee Stock Options (|6/18/99- |6/17/08  |Common Stock           |4,000    |68.3125   |D(7)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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                        |6/18/01  |         |                       |         |          |             |                           |
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(CONTINUE ON THE NEXT PA|         |         |                       |         |          |             |                           |
GE)                     |         |         |                       |         |          |             |                           |
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Employee Stock Options (|6/17/00- |6/16/09  |Common Stock           |4,443    |81.0313   |D(8)         |                           |
right to buy)           |         |         |                       |         |          |             |                           |
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                        |6/17/02  |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) 1,000 of these shares were granted as restricted stock award pursuant to State Street Corporation 1997
Equity Incentive Plan with 50% vesting commencing on June 30,
2000.
(2) As of last plan statement. The Plan accounts for interests in units of shares and a small amount of cash. As a result the number of underlying shares may fluctuate from time to time.
(3) The units were acquired under State Street Corporation's 401(k) Restoration and Voluntary Deferral Plan and
will be settled upon reporting person's
retirement.
(4) Employee stock option granted pursuant to State Street Corporation 1989 Stock Option Plan in transaction exempt under old Rule
16b-3.
(5) Employee stock option granted pursuant to State Street Corporation 1994 Stock Option and Performance Unit
Plan in transaction exempt under old Rule
16b-3.
(6) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in
33 1/3% installments over a three-year period commencing June 19,
1998.
(7) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in
33 1/3% installments over a three-year period commencing June 18,
1999.
(8) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in
33 1/3% installments over a three-year period commencing June 17,
2000.
SIGNATURE OF REPORTING PERSON
/s/Frederick P. Baughman
DATE
3/9/00